UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   December 31, 2011

SMART BALANCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33595	20-2949397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

115 West Century Road - Suite 260 Paramus, New Jersey	07652
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (201) 568-9300

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230 .425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

New Appointments. Effective January 1, 2012, Terrence Schulke was appointed President and Chief Operating Officer, Peter Dray was appointed Chief Innovation Officer, and Christine Sacco was appointed Chief Financial Officer.

Prior to his appointment as President and Chief Operating Officer, Mr. Schulke, age 57,  was Executive Vice President/General Manager, Commercial Operations. Previously, Mr. Schulke served as the Executive Vice President and Chief Customer Officer. Mr. Schulke joined the Company in June 2007 from Schick-Wilkinson Sword, where he served as vice president North America. During Mr. Schulke’s five- year tenure there, Schick-Wilkinson Sword outpaced competition in share and profit growth in the highly innovative and hotly contested blades and razor category and posted a nine percent compound annual revenue and a 22 percent compound annual operating income gain. His extensive food industry experience was developed as senior vice president of U.S. Sales at Tropicana Products, a division of PEPSICO. Mr. Schulke is a graduate of State University of New York, College at Buffalo, where he earned his bachelor’s degree in communications.

Prior to his appointment as Chief Innovation Officer, Mr. Dray, age 55, was the Executive Vice President, Operations and Product Development. A 24-year veteran of the Company’s subsidiary, GFA Brands, Inc. ("GFA Brands"), Mr. Dray has more than 35 years of food manufacturing, sales and marketing experience and 30 years of experience as a senior operations executive. Mr. Dray developed, perfected, and managed the outsourced manufacturing model that is the cornerstone of the Company’s virtual business.  He has also played a central role in building the Smart Balance® brands.   Prior to joining GFA, Mr. Dray played a key role in the growth of the Weight Watchers® brand.  Mr. Dray is a graduate of New York University, where he earned his bachelor’s degree in food & nutrition. He also received his AAS in food management from the State University of New York at Delhi.

Prior to her appointment as Chief Financial Officer, Ms. Sacco, age 36, was the Vice President and Operations Controller. Ms. Sacco also served as the principal accounting officer since January 1, 2011 and will continue to do so on an interim basis. Prior to joining the Company, Ms. Sacco served as vice president, treasurer and director of financial reporting of Alpharma Inc., where she worked from October 2002 until January 2008. Alpharma Inc., formerly a public company and now a subsidiary of Pfizer Inc., provides a broad range of pharmaceutical and animal health products. Ms. Sacco is a certified public accountant and holds a bachelor’s degree in accounting from St. Thomas Aquinas College.

In connection with these appointments, the compensation committee approved the following increases to the base salary and target bonus opportunities for Mr. Schulke, Mr. Dray and Ms. Sacco effective as of January 1, 2012. The base salary for Mr. Schulke, Mr. Dray and Ms. Sacco was increased to $410,000, $410,000 and $300,000, respectively. The annual target bonus opportunity for 2012 for Mr. Schulke, Mr. Dray and Ms. Sacco will be 80%, 80%, and 50% of base salary, respectively. In addition, on December 22, 2011, the compensation committee approved an increase to the severance multiplier under Ms. Sacco’s Change of Control Agreement, such that in the event that Ms. Sacco is terminated without Cause or Ms. Sacco terminates for Good Reason in connection with a Change of Control (eact term as defined in the Change of Control Agreement), she will receive an amount equal to 1.5 times the sum of her base salary plus a Bonus Amount. Bonus Amount is defined as the greatest of (i) 50% of her base salary, (ii) the actual bonus amount earned under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned under the Company’s bonus program for the fiscal year in which the termination occurs. In addition, Ms. Sacco would receive reimbursement for premiums for COBRA coverage for a maximum of eighteen months.

Compensation Arrangements.  On January 3, 2012, the compensation committee of the Board of Directors approved the following equity grants and severance arrangements, effective as of January 3, 2012 and January 1, 2012, respectively.  The compensation committee designed these grants and arrangements with the goal of aligning the incentives of the Company’s senior management team with those of the Company’s stockholders and retaining the services of the senior management team.  In addition, to conserve the Company’s cash, the compensation committee has determined to cap the potential amount of the 2012 annual bonus payable to each of the Company’s named executive officers under the Company’s Amended and Restated Smart Balance, Inc. Financial Performance Incentive Program at his or her target bonus amount.

Equity Grants.  Stephen B. Hughes, the Company’s Chairman of the Board and Chief Executive Officer, was granted 750,000 performance-based restricted stock units (each of which will entitle Mr. Hughes to receive a share of the Company’s common stock upon vesting) and 750,000 performance-based stock options with an exercise price of $5.26 (equal to fair market value of a share of the Company stock on the date of grant).  This is the first equity grant made to Mr. Hughes since 2007, when the Company first acquired GFA Brands.  Both the restricted stock units and the stock options awarded to Mr. Hughes are subject to performance-based vesting, such that one-third will vest when the Company’s share price closes at or above $8 (which was calculated as the higher of 125% of the Company’s stock price on the grant date and $8 (which is more than 150% of the Company’s stock price on the grant date)) for 20 out of 30 consecutive trading days; one-third will vest when the Company’s share price closes at or above $12 (which represents more than 225% of the Company’s stock price on the grant date) for 20 out of 30 consecutive trading days; and the remaining one-third will vest when the Company’s share price closes at or above $16 (which represents more than 300% of the Company’s stock price on the grant date) for 20 out of 30 consecutive trading days.  Vesting is also subject generally to Mr. Hughes’ continued employment on each vesting date.  The restricted stock units and stock options will also vest under the following circumstances: the occurrence of a Change of Control, but only if the consideration received by the Company’s stockholders in the Change of Control has a value of at least $8 per share; and upon Mr. Hughes’ death or Disability (each term as defined in the award agreements). The stock options, but not the restricted stock units, will also vest upon a termination of employment without Cause or for Good Reason (each term as defined in the award agreements and each, an "Involuntary Termination"). In the event of Mr. Hughes' death or Disability or his Involuntary Termination, Mr. Hughes will generally have a period of two years to exercise his options.

Messrs. Schulke and Dray, and Norman Matar, the Company’s Executive Vice President and General Counsel, were each granted 200,000 restricted stock units.  Half of these restricted stock units will vest on December 31, 2013, with the remaining restricted stock units vesting on December 31, 2015, subject generally to the executive’s continued employment on each vesting date. These awards will accelerate upon a Change of Control and upon the executive's death, Disability, or an Involuntary Termination.

The compensation committee does not intend to make any additional equity grants in the ordinary course to Messrs. Hughes, Schulke, Dray, and Matar during the next three years.

Ms. Sacco was granted 177,305 stock options in connection with her appointment as Chief Financial Officer. These stock options have an exercise price of $5.26 (equal to fair market value of a share of the Company stock on the date of grant) and vest in equal installments on each of the next four anniversaries of the grant date, subject to Ms. Sacco's continued employment on each vesting date. These awards will accelerate upon a Change of Control, and upon Ms. Sacco's death or Disability.

Severance Agreements.  The Company has entered into a severance agreement with each of Messrs. Hughes, Matar, Schulke and Dray, effective as of January 1, 2012.  These severance agreements provide for benefits in the event of the Involuntary Termination of an executive during the next four years.  The severance benefits that the executive will be entitled to receive upon an Involuntary Termination would include generally (a) a lump sum payment in an amount equal to, in the case of Mr. Hughes, two times the sum of his base salary then in effect plus a bonus amount described below, and, in the case of Messrs. Matar, Schulke and Dray, 1.5 times the sum of his base salary then in effect plus a bonus amount, and (b) reimbursement for premiums for COBRA coverage for a maximum of eighteen months. The bonus amount that would be used to calculate the amount of the severance payment that an executive would be entitled to receive upon Involuntary Termination would be equal to the greatest of (i) a specified percentage of the executive’s base salary at the highest rate in effect during the three year period immediately preceding the Involuntary Termination, (ii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year prior to the fiscal year in which the termination occurs or (iii) the actual bonus amount earned by the executive under the Company’s bonus program for the fiscal year in which the termination occurs. The executive would not generally be entitled to these severance benefits in the event that the executive is entitled to benefits under his Change of Control Agreement with the Company (and in no event shall the executive be entitled to severance benefits under both agreements).

In addition, pursuant to the severance agreements, Mr. Hughes will generally be subject to certain non-competition and non-solicitation restrictions for a two-year period following his termination of employment for any reason (other than in connection with a Change of Control).  Messrs. Matar, Dray, and Schulke will generally be subject to certain non-competition and non-solicitation restrictions for an 18-month period following a termination of employment for any reason (other than in connection with a Change of Control).

CFO Departure.   Alan Gever has stepped down as the Company's Chief Financial Officer effective December 31, 2011.

The foregoing descriptions of the restricted stock units granted to Mr. Hughes, the stock options granted to Mr. Hughes, the restricted stock units granted to Messrs. Schulke, Dray and Matar, the stock options granted to Ms. Sacco, and the severance agreements entered into with the Company’s named executive officers are summaries, are not complete and are qualified in their entirety by reference to Mr. Hughes' Restricted Stock Unit Grant Notice and Agreement, Mr. Hughes' Stock Option Grant Notice and Agreement, the form of Restricted Stock Unit Grant Notice and Agreement, the form of Time Stock Option Grant Notice and Agreement, and the form of severance agreement are attached hereto as Exhibits 10.1, 10.2, 10.3, 10.4, and 10.5 respectively, and incorporated herein by reference.

Item 9.01              Exhibits.

(d)          Exhibits.

Exhibit 10.1:	Mr. Hughes' Restricted Stock Unit Grant Notice and Agreement,
Exhibit 10.2:	Mr. Hughes' Stock Option Grant Notice and Agreement
Exhibit 10.3:	Form of Restricted Stock Unit Grant Notice and Agreement
Exhibit 10.4:	Form of Time Stock Option Grant Notice and Agreement
Exhibit 10.5:	Form of Severance Agreement
Exhibit 99.1:	Text of the Press Release of Smart Balance, Inc. issued January 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

January 6, 2012	SMART BALANCE, INC.
(registrant)

	By:	/s/ Christine Sacco
Christine Sacco
Chief Financial Officer